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                                  EXHIBIT 5



                                July 29, 1994






Louisiana-Pacific Corporation
111 S.W. Fifth Avenue
Portland, Oregon  97204

           Subject:  Registration Statement on Form S-3
                     750,000 shares, common stock, $1 par value

Gentlemen:

           Reference is made to the Registration Statement on Form S-3 ("Registration Statement") to be filed by Louisiana-Pacific Corporation, a Delaware corporation ("L-P"), with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, 750,000 shares ("Shares") of the outstanding common stock, $1 par value, of L-P to be offered and sold from time to time by the selling stockholders referred to therein.

           As counsel for L-P, we are familiar with the actions taken by the stockholders and board of directors of L-P with respect to the authorization and issuance of the Shares. We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates of public officials, and other documents as we have deemed necessary or relevant as a basis for the opinion set forth herein.

           Based on the foregoing, it is our opinion that:

           1. L-P is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware.

           2. The Shares have been legally issued and are fully paid and nonassessable.

           We consent to the use of this opinion in the Registration Statement and in any amendments thereto.

                          Very truly yours,

                          MILLER, NASH, WIENER, HAGER & CARLSEN


                          By   /s/ Kenneth W. Hergenhan
                                   Kenneth W. Hergenhan
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